Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our reports dated December 27, 2023, with respect to the consolidated financial statements of EMCORE Corporation, and the effectiveness of internal control over financial reporting, included herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Irvine, California

July 31, 2024